Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE	Lisa K. Klinger Vice President – Treasurer and Investor Relations (972) 409-1528 klingerl@michaels.com
Michaels Stores, Inc. Reports Second Quarter Earnings
IRVING, Texas — August 23, 2006 — Michaels Stores, Inc. (NYSE: MIK) today reported its unaudited financial results for the second quarter ended July 29, 2006. Net income for the second quarter of fiscal 2006 was $20.3 million and diluted earnings per share was $0.15. For the second quarter of fiscal 2005, the Company reported net income of $16.5 million and diluted earnings per share of $0.12. Second quarter fiscal 2005 results include the effect of the early redemption of its Senior Notes, net of tax, of $7.5 million, or approximately $0.05 per diluted share. Net income for the first half of fiscal 2006 was $72.8 million compared to a net loss of $19.5 million in the same period last year. First quarter fiscal 2005 results include the cumulative effect of accounting change, net of tax, of $88.5 million, for the Company’s change in inventory accounting policy from a retail method to the weighted average cost method. The Company also adopted SFAS 123(R) as of the beginning of fiscal 2005. All periods presented reflect merchandise inventories reported under the weighted average cost method and include expenses associated with share based compensation. Income before cumulative effect of accounting change was $72.8 million in the first half of fiscal 2006, up 5.5% versus $69.0 million for the same period last year. Diluted earnings per share before cumulative effect of accounting change for the first six months of fiscal 2006 increased 8% to $0.54 compared to $0.50 in the same period last year.
Quarterly Operating Performance
Total sales for the second quarter were $768.3 million, a 3.1% increase over last year’s second quarter sales of $745.5 million. Same-store sales for the quarter decreased (0.3%) on a 2.9% increase in average ticket, a (2.6%) decrease in transactions, and a (0.6%) decrease in custom frame deliveries. A favorable Canadian currency translation added approximately 0.6% to the average ticket increase for the quarter.
As previously reported, same-store sales for the quarter were affected by ongoing programs to reduce the level of promotional and clearance sales. Second quarter clearance and discontinued inventory per store declined significantly from year ago levels, and total inventory per store, including distribution centers, finished the quarter at approximately (12%) below prior year second quarter levels. On a same-store basis, promotional and clearance sales in our Michaels domestic stores declined nearly (11%) during the quarter, in part due to the lower clearance and discontinued inventory levels, the elimination of a highly promotional Custom Frame event and a reduction in the breadth of promotions in the Floral department. The decrease in promotional and clearance sales was almost entirely offset by an increase in regular price sales for the quarter.
For the second quarter, the Southeast, Southwest, and Northeast zones delivered the strongest relative domestic same-store sales performances in Michaels stores. The Company’s strongest category performances were in General Crafts, primarily driven by Jewelry and Beads, Apparel Crafts, Impulse and Kids Crafts businesses.
For the second quarter of fiscal 2006, operating income decreased ($10.1) million, to $29.6 million from $39.7 million in fiscal 2005. As a percent of sales, reported operating income decreased approximately (150) basis points from 5.3% in the second quarter of 2005 to 3.8% in the second quarter of 2006. The decrease in operating

8000 BENT BRANCH DRIVE · IRVING, TEXAS 75063
(972) 409-1300

margin is primarily due to incremental expenses related to the Company’s strategic alternatives process and review of its historical stock option practices.
Merchandise margins increased approximately 120 basis points versus the prior year period. Improvement in merchandise margins was primarily due to higher margin rates for both regular and promotional sales over the prior year period, as well as improved sourcing. In addition, a higher percentage of merchandise was sold at regular price. Total gross margin rate, which includes occupancy costs, expanded approximately 20 basis points during the second quarter compared to the prior year period as occupancy expense increased as a percentage of sales by approximately 100 basis points due to both the lower relative sales growth in the quarter and approximately $3.0 million of incremental occupancy expenses related to our store remodel program.
Selling, general, and administrative expense increased 8.6% on a 3.1% increase in total sales. As a result, selling, general, and administrative expense as a percent of sales increased approximately 170 basis points from 29.9% in the second quarter of fiscal 2005 to 31.6% in the second quarter of this year. Included in second quarter fiscal 2006 selling, general, and administrative expense is $11.0 million, or approximately 140 basis points as a percent of sales, related to the Company’s strategic alternatives process and review of its historical stock option practices. The remaining $8.1 million of the increase is due to new store growth and inflation, partially offset by effective cost control measures.
Pre-opening costs were approximately $1.5 million, consistent with the second quarter of fiscal 2005.
Net interest and other income for the quarter totaled approximately $3.1 million, over $16.2 million better than last year’s expense of $13.1 million primarily due to the Company’s early redemption of its 9 1/4% Senior Notes in July 2005.
Balance Sheet
The Company’s cash balance at the end of the quarter was $379.3 million, an increase of $196.4 million over last year’s second quarter ending balance of $182.9 million.
Average inventory per Michaels store, at the end of the second quarter of fiscal 2006, inclusive of distribution centers, decreased (12.1%) to approximately $903,000 from approximately $1,028,000 last year, on the comparable weighted average cost inventory method, primarily due to a significant reduction in our fashion yarn inventory.
Capital spending for the quarter totaled $30.6 million, with approximately $14 million attributable to our store activities, such as new, relocated, and remodeled stores. Spending for the store standardization/remodel program was approximately $6 million as the Company continued with its chain-wide rollout, converting 26 existing stores to the more productive race track layout. During the second quarter, the Company opened seven, relocated two, and closed one Michaels store.
Outlook
For the third quarter of fiscal 2006, same-store sales versus the prior year are now expected to increase approximately 1% to 3%, with total sales increasing between 4% and 6%. Operating income is expected to be approximately $46 million versus third quarter fiscal 2005 operating income of approximately $51 million. The operating income forecast for the third quarter includes $2.6 million for estimated incremental store remodel expenses for the store standardization program and $9.0 million of costs related to the Company’s review of strategic alternatives and the review of its stock option practices. Including these incremental costs, diluted earnings per share for the third quarter of fiscal 2006 is estimated to be $0.22, an (8%) decrease from fiscal 2005 third quarter results of $0.24.
As previously announced on June 30, 2006, following a comprehensive review of strategic alternatives that began on March 20, 2006, the Board of Directors approved a merger of the Company with affiliates of two leading

8000 BENT BRANCH DRIVE · IRVING, TEXAS 75063
(972) 409-1300

global private investment firms, Bain Capital, LLC and The Blackstone Group. Under the terms of the agreement, following the transaction Bain and Blackstone will own substantially all of the outstanding shares of Michaels Stores, and the shareholders will receive $44 per share in cash, representing a transaction value of more than $6 billion. Completion of the transaction is contingent on regulatory review and approval by the shareholders of Michaels Stores, Inc. and is currently expected to occur in late third quarter or early fourth quarter of this fiscal year.
Due to the expected timing for the closing of this transaction, the Company has determined that it is not meaningful to provide comments on our outlook beyond the third quarter.
The Company will host a conference call at 4:00 p.m. central time today, hosted by Michaels Stores President and Chief Financial Officer, Jeffrey Boyer, and President and Chief Operating Officer, Gregory Sandfort. Those who wish to participate in the call may do so by dialing 973-633-6740. Any interested party will also have the opportunity to access the call via the Internet at www.michaels.com. To listen to the live call, please go to the website at least fifteen minutes early to register and download any necessary audio software. For those who cannot listen to the live broadcast, a recording will be available for 30 days after the date of the event. Recordings may be accessed at www.michaels.com or by phone at 973-341-3080, PIN 6885488.
Michaels Stores, Inc. is the world’s largest specialty retailer of arts, crafts, framing, floral, wall décor, and seasonal merchandise for the hobbyist and do-it-yourself home decorator. As of August 23, 2006, the Company owns and operates 907 Michaels stores in 48 states and Canada, 165 Aaron Brothers stores, 11 Recollections stores, and four Star Decorators Wholesale operations.
This document may contain forward-looking statements that reflect our plans, estimates, and beliefs. Any statements contained herein (including, but not limited to, statements to the effect that Michaels or its management “anticipates,” “plans,” “estimates,” “expects,” “believes,” and other similar expressions) that are not statements of historical fact should be considered forward-looking statements and should be read in conjunction with our consolidated financial statements and related notes in our Annual Report on Form 10-K for the fiscal year ended January 28, 2006, and in our Quarterly Report on Form 10-Q for the quarter ended April 29, 2006. Specific examples of forward-looking statements include, but are not limited to, forecasts of same-store sales growth, operating income, and diluted earnings per share. Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: our ability to remain competitive in the areas of merchandise quality, price, breadth of selection, customer service, and convenience; our ability to anticipate and/or react to changes in customer demand; changes in consumer confidence; unexpected consumer responses to changes in promotional programs; unusual weather conditions; the execution and management of our store growth and the availability of acceptable real estate locations for new store openings; the effective maintenance of our perpetual inventory and automated replenishment systems and related impacts to inventory levels; delays in the receipt of merchandise ordered from our suppliers due to delays in connection with either the manufacture or shipment of such merchandise; transportation delays (including dock strikes and other work stoppages); changes in political, economic, and social conditions; commodity, energy and fuel cost increases, currency fluctuations, and changes in import duties; our ability to maintain the security of electronic and other confidential information; financial difficulties of any of our insurance providers, key vendors, or suppliers; our ability to obtain regulatory approval of the merger transaction; the outcome of pending governmental inquiries; lawsuits asserted by our stockholders or others challenging the merger transaction; disruptions from the merger transaction, including the potential diversion of management’s attention to completion of the transaction and away from execution of existing business plans and the potential loss of employees or business partners because of perceived uncertainties; and other factors as set forth in our Annual Report on Form 10-K for the fiscal year ended January 28, 2006, particularly in “Critical Accounting Policies and Estimates” and “Risk Factors,” and in our other Securities and Exchange Commission filings. We intend these forward-looking statements to speak only as of the time of this release and do not undertake to update or revise them as more information becomes available.
This press release is also available on the Michaels Stores, Inc. website (www.michaels.com).

8000 BENT BRANCH DRIVE · IRVING, TEXAS 75063
(972) 409-1300

— Tables Follow —

Michaels Stores, Inc.
Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

	Quarter Ended		Six Months Ended
	July 29,	July 30,	July 29,	July 30,
	2006	2005 (1)	2006	2005 (1)
Net sales	$768,264	$745,493	$1,600,745	$1,566,509
Cost of sales and occupancy expense	495,010	481,263	1,007,051	984,467

Gross profit	273,254	264,230	593,694	582,042
Selling, general, and administrative expense	242,180	223,104	483,916	450,998
Store pre-opening costs	1,521	1,455	2,958	4,194

Operating income	29,553	39,671	106,820	126,850
Interest expense	252	15,500	424	20,589
Other (income) and expense, net	(3,329)	(2,370)	(10,491)	(5,050)

Income before income taxes and cumulative effect of accounting change	32,630	26,541	116,887	111,311
Provision for income taxes	12,318	10,080	44,125	42,296

Income before cumulative effect of accounting change	20,312	16,461	72,762	69,015
Cumulative effect of accounting change, net of income tax of $54.2 million	—	—	—	88,488

Net income	$20,312	$16,461	$72,762	$(19,473)

Basic earnings (loss) per common share:
Income before cumulative effect of accounting change	$0.15	$0.12	$0.55	$0.51
Cumulative effect of accounting change, net of income tax	—	—	—	(0.65)

Net income	$0.15	$0.12	$0.55	$(0.14)

Diluted earnings (loss) per common share:
Income before cumulative effect of accounting change	$0.15	$0.12	$0.54	$0.50
Cumulative effect of accounting change, net of income tax	—	—	—	(0.64)

Net income	$0.15	$0.12	$0.54	$(0.14)

Weighted average shares outstanding:
Basic	132,295	135,774	132,346	135,896

Diluted	134,531	138,408	134,450	139,203

Dividends per common share	$0.12	$0.10	$0.22	$0.17

Michaels Stores, Inc.
Consolidated Balance Sheets
(In thousands, except share data)
(Unaudited)

Subject to reclassification	July 29,	January 28,	July 30,
	2006	2006	2005 (1)
ASSETS
Current assets:
Cash and equivalents	$379,320	$452,449	$182,909
Merchandise inventories	874,286	784,032	944,572
Prepaid expenses and other	46,594	44,042	39,010
Deferred and prepaid income taxes	56,863	34,125	113,936

Total current assets	1,357,063	1,314,648	1,280,427

Property and equipment, at cost	1,073,595	1,011,201	963,201
Less accumulated depreciation	(636,349)	(586,382)	(544,714)

	437,246	424,819	418,487

Goodwill	115,839	115,839	115,839
Other assets	22,929	20,249	18,687

	138,768	136,088	134,526

Total assets	$1,933,077	$1,875,555	$1,833,440

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$272,886	$193,595	$248,645
Accrued liabilities and other	249,691	282,499	232,385
Income taxes payable	—	20,672	—

Total current liabilities	522,577	496,766	481,030

Deferred income taxes	—	2,803	22,747
Other long-term liabilities	89,173	88,637	86,898

Total long-term liabilities	89,173	91,440	109,645

	611,750	588,206	590,675

Commitments and contingencies
Stockholders’ equity:
Preferred Stock, $0.10 par value, 2,000,000 shares authorized; none issued	—	—	—
Common Stock, $0.10 par value, 350,000,000 shares authorized; 135,906,124 shares issued and 133,139,724 shares outstanding at July 29, 2006, 133,821,417 shares issued and 132,986,517 shares outstanding at January 28, 2006, and 135,827,039 shares issued and outstanding at July 30, 2005	13,591	13,382	13,583
Additional paid-in capital	442,676	386,627	435,625
Retained earnings	951,354	907,773	784,169
Treasury Stock (2,766,400 shares at July 29, 2006, 834,900 shares at January 28, 2006, and none at July 30, 2005)	(94,127)	(27,944)	—
Accumulated other comprehensive income	7,833	7,511	9,388

Total stockholders’ equity	1,321,327	1,287,349	1,242,765

Total liabilities and stockholders’ equity	$1,933,077	$1,875,555	$1,833,440

Michaels Stores, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Six Months Ended
Subject to reclassification	July 29,	July 30,
	2006	2005 (1)
Operating activities:
Net income (loss)	$72,762	$(19,473)
Adjustments:
Depreciation	56,433	48,085
Amortization	187	194
Share-based compensation	10,867	10,646
Tax benefits from stock options exercised	(16,065)	(16,794)
Non-cash charge for the cumulative effect of accounting change	—	142,723
Loss from early extinguishment of debt	—	12,133
Other	168	325
Changes in assets and liabilities:
Merchandise inventories	(90,027)	(151,050)
Prepaid expenses and other	(2,991)	(12,397)
Deferred income taxes and other	(6,190)	(8,899)
Accounts payable	50,560	(7,621)
Accrued liabilities and other	(8,707)	4,125
Income taxes payable	(27,329)	(88,035)
Other long-term liabilities	1,845	11,584

Net cash provided by (used in) operating activities	41,513	(74,454)

Investing activities:
Additions to property and equipment	(69,549)	(60,510)
Purchases of short-term investments	—	(226)
Sales of short-term investments	—	50,605
Net proceeds from sales of property and equipment	8	—

Net cash used in investing activities	(69,541)	(10,131)

Financing activities:
Repayment of Senior Notes	—	(209,250)
Cash dividends paid to stockholders	(26,625)	(32,670)
Repurchase of Common Stock	(66,182)	(71,197)
Proceeds from stock options exercised	27,870	25,787
Tax benefits from stock options exercised	16,065	16,794
Proceeds from issuance of Common Stock and other	1,791	2,178
Change in cash overdraft	1,980	—

Net cash used in financing activities	(45,101)	(268,358)

Net decrease in cash and equivalents	(73,129)	(352,943)
Cash and equivalents at beginning of period	452,449	535,852

Cash and equivalents at end of period	$379,320	$182,909

Michaels Stores, Inc.
Summary of Operating Data
(Unaudited)
The following table sets forth the percentage relationship to net sales of each line item of our unaudited consolidated statements of income:

	Quarter Ended		Six Months Ended
	July 29,	July 30,	July 29,	July 30,
	2006	2005 (1)	2006	2005 (1)
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales and occupancy expense	64.4	64.6	62.9	62.8

Gross profit	35.6	35.4	37.1	37.2
Selling, general, and administrative expense	31.6	29.9	30.2	28.8
Store pre-opening costs	0.2	0.2	0.2	0.3

Operating income	3.8	5.3	6.7	8.1
Interest expense	—	2.0	—	1.3
Other (income) and expense, net	(0.4)	(0.3)	(0.6)	(0.3)

Income before income taxes and cumulative effect of accounting change	4.2	3.6	7.3	7.1
Provision for income taxes	1.6	1.4	2.8	2.7

Income before cumulative effect of accounting change	2.6	2.2	4.5	4.4
Cumulative effect of accounting change, net of income tax	—	—	—	5.6

Net income	2.6%	2.2%	4.5%	(1.2)%

The following table sets forth certain of our unaudited operating data (dollar amounts in thousands):

	Quarter Ended		Six Months Ended
	July 29,	July 30,	July 29,	July 30,
	2006	2005	2006	2005
Michaels stores:
Retail stores open at beginning of period	899	857	885	844
Retail stores opened during the period	7	13	24	27
Retail stores opened (relocations) during the period	2	3	5	11
Retail stores closed during the period	(1)	—	(4)	(1)
Retail stores closed (relocations) during the period	(2)	(3)	(5)	(11)

Retail stores open at end of period	905	870	905	870

Aaron Brothers stores:
Retail stores open at beginning of period	165	165	166	164
Retail stores opened during the period	—	—	—	1
Retail stores closed during the period	—	—	(1)	—

Retail stores open at end of period	165	165	165	165

Recollections stores:
Retail stores open at beginning of period	11	9	11	8
Retail stores opened during the period	—	2	—	3

Retail stores open at end of period	11	11	11	11

Star Decorators Wholesale stores:
Wholesale stores open at beginning of period	4	4	4	3
Wholesale stores opened during the period	—	—	—	1

Wholesale stores open at end of period	4	4	4	4

Total store count at end of period	1,085	1,050	1,085	1,050

Other operating data:
Average inventory per Michaels store (2)	$903	$1,028	$903	$1,028
Comparable store sales (decrease) increase (3)	(0.3)%	4.2%	(1.7)%	6.1%

Michaels Stores, Inc.
Footnotes to Financial and Operating Data Tables
(Unaudited)

(1)	In the fourth quarter of the fiscal year ended January 28, 2006, the Company changed its method of accounting for merchandise inventories from a retail inventory method to the weighted average cost method, effective as of the beginning of that fiscal year. As a result, the Company recorded a cumulative effect of accounting change, net of tax, of $88.5 million in the first quarter of fiscal 2005. In addition, the Company elected to early adopt the provisions of Statement of Financial Accounting Standards No. 123(R), Accounting for Stock Based Compensation, which requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair value over the requisite service period. The Company applied the modified retrospective transition method as permitted by SFAS No. 123(R) from the beginning of fiscal 2005. Thus, the previously reported results for the quarter and six months ended July 30, 2005 have been adjusted to reflect the adoption of the weighted average cost method and the impact of share based compensation expense under the provisions of SFAS No. 123(R).

(2)	Average inventory per Michaels store calculation excludes Aaron Brothers, Recollections, and Star Decorators Wholesale stores.

(3)	Comparable store sales increase represents the increase in net sales for stores open the same number of months in the indicated period and the comparable period of the previous year, including stores that were relocated or expanded during either period. A store is deemed to become comparable in its 14th month of operation in order to eliminate grand opening sales distortions. A store temporarily closed more than 2 weeks due to a catastrophic event is not considered comparable during the month it closed. If a store is closed longer than 2 weeks but less than 2 months, it becomes comparable in the month in which it reopens, subject to a mid-month convention. A store closed longer than 2 months becomes comparable in its 14th month of operation after its reopening.